Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

WSFS Financial Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share, to be issued under the WSFS Financial Corporation 2018 Incentive Plan	Other	3,000,000	$37.78	$113,340,000	0.0001102	$12,490.07
Total Offering Amounts					$113,340,000		$12,490.07
Total Fee Offsets							$-
Net Fee Due							$12,490.07

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s Common Stock, $0.01 par value per share (“Common Stock”), that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Represents additional shares of the registrant’s Common Stock reserved for issuance under the WSFS Financial Corporation 2018 Incentive Plan, to which this Registration Statement relates.
(3)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act, solely for the purpose of calculating the amount of the registration fee, based upon the average of the high and low prices of the registrant’s Common Stock, as reported on The Nasdaq Global Select Market on June 20, 2023.